June 30, 2005



Mr. Marcel de Groot
Principal Financial Officer
Luna Gold Corp.
475 West Georgia Street
Suite 920
Vancouver, British Columbia, Canada V6B 4M9

	Re:	Luna Gold Corp.
      Form 10-KSB for the Fiscal Year Ended December 31, 2004
      File No. 333-41516

Dear Mr. de Groot:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



								April Sifford
								Branch Chief

cc: 	Jenifer Gallagher
	April Sifford
Mr. de Groot
Luna Gold Corp.
June 21, 2005
page 2




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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